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                                                                     EXHIBIT 8.1

                                [LETTERHEAD OF]
                            CRAVATH, SWAINE & MOORE
                               [NEW YORK OFFICE]

                                                                          [DATE]

                          AGREEMENT AND PLAN OF MERGER
                           DATED AS OF JULY 30, 2000
                          BETWEEN FPL GROUP, INC. AND
                              ENTERGY CORPORATION

Dear Sirs:

    We have acted as counsel for FPL Group, Inc., a Florida corporation ("FPL"), in connection with the transactions contemplated by the Agreement and Plan of Merger dated as of July 30, 2000 (the "Merger Agreement"), between FPL and Entergy Corporation, a Delaware corporation ("Entergy"), in which (i) Ranger Acquisition Corp. ("Merger Sub A"), a newly-formed subsidiary of WCB Holding Corp., a newly organized Delaware corporation ("Holdco"), shall be merged with and into FPL with FPL surviving as a wholly owned subsidiary of Holdco (the "FPL Merger") and (ii) Ring Acquisition Corp. ("Merger Sub B"), another newly-formed subsidiary of Holdco, shall be merged with and into Entergy with Entergy surviving as a wholly owned subsidiary of Holdco (the "Entergy Merger") (the FPL Merger together with the Entergy Merger, the "Merger"). Capitalized terms not otherwise defined herein shall have the meanings specified in the registration statement on Form S-4 and any amendments thereto (the "Registration Statement"), which includes the Joint Proxy Statement and Prospectus of FPL and Entergy (the "Proxy Statement/Prospectus"), as filed with the Securities and Exchange Commission (the "SEC"). This opinion is being delivered in connection with, and as of the date of the declaration of effectiveness by the SEC of, the Registration Statement to which this opinion appears as an exhibit.

    In that connection, you have requested our opinion regarding certain U.S. federal income tax consequences of the Merger. In providing our opinion, we have examined the Merger Agreement, the Registration Statement, which includes the Joint Proxy Statement/Prospectus, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. In addition, we have assumed with your consent that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement and the Registration Statement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time (as defined in the Merger Agreement), (iii) the representations made by FPL and Entergy in their respective letters delivered to us for purposes of this opinion (the "Representation Letters") are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time (as defined in the Merger Agreement) and (iv) any representations made in the Representation Letters "to the knowledge of" or similarly qualified are correct without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement. If any of the above described assumptions are untrue for any reason or if the Merger is consummated in a manner that is different from the manner in which they are described in the Merger Agreement or the Proxy Statement/Prospectus, our opinion as expressed below may be adversely affected and may not be relied upon.
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    Based upon the foregoing, for U.S. federal income tax purposes, we are of opinion that the FPL Merger and the Entergy Merger will together constitute a transaction governed by Section 351 of the Internal Revenue Code of 1986, as amended (the "Code").

    Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Finally, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger.

    We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name under the caption "Material United States Federal Income Tax Consequences of the Merger."

                                          Very truly yours,

Florida Power & Light Company
700 Universe Boulevard
Juno Beach, FL 33408

Attn: James Higgins